Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of CSX Corporation for the registration of debt securities, warrants, preferred stock, common stock, depositary shares, purchase contracts, units, guarantees of debt securities of CSX Transportation, Inc., and guarantees of trust preferred securities of CSX Capital Trust I; CSX Transportation, Inc. for the registration of debt securities; and CSX Capital Trust I for the registration of trust preferred securities and to the incorporation by reference therein of our reports dated February 27, 2025, with respect to the consolidated financial statements of CSX Corporation, and the effectiveness of internal control over financial reporting of CSX Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jacksonville, Florida

February 27, 2025